MERK INVESTMENTS LLC

Code of Ethics

October 2018

THIS COMPLIANCE MANUAL IS THE PROPERTY OF MERK INVESTMENTS LLC AND MUST BE RETURNED TO THE COMPANY SHOULD AN EMPLOYEE'S ASSOCIATION WITH THE COMPANY TERMINATE FOR ANY REASON. THE CONTENTS OF THIS COMPLIANCE MANUAL ARE CONFIDENTIAL, AND SHOULD NOT BE REVEALED TO THIRD PARTIES.

MERK INVESTMENTS LLC

Code of Ethics

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I.	Introduction

Rule 204A-1 of the Advisers Act requires every investment adviser to establish, maintain and enforce a Code of Ethics that at a minimum addresses personal trading by its “Access Persons,” as defined in Section III below. This Code of Ethics should be read in conjunction with the current Compliance Manual. Any terms that are not predefined here have the meaning ascribed to them in the Compliance Manual.

High ethical standards are essential for the success of Merk Investments LLC (“Merk” or the “Firm”) and to maintain the confidence of its Advisory Clients. The objective of this Code of Ethics (“Code”) is to subject all business dealings and securities transactions undertaken by Access Persons, whether for clients or for personal purposes, to the highest ethical standards. Merk expects its personnel to premise their conduct on fundamental principles of openness, integrity, honesty and trust. The Firm is of the view that its long-term business interests are best served by adherence to the principle that Advisory Clients’ interests come first. Merk considers all of its Supervised Persons, which includes but is not limited to members, officers and employees, to be Access Persons of the Firm.

In our efforts to ensure that the Firm develops and maintains a reputation for integrity and high ethical standards, it is essential not only that Merk and its Supervised Persons comply with relevant federal and state securities laws, but also that we maintain high standards of personal and professional conduct. This Code has been issued by Merk in order to set forth guidelines and procedures that promote ethical practices and conduct by all Supervised Persons and to ensure that all Supervised Persons comply with federal securities law. The Personal Investment Policy is incorporated into the Code and will provide each Supervised Person, and particularly each Access Person, with specific guidance concerning personal security investments and the responsibilities associated with that activity.

This Code applies to all Supervised Persons. Copies of this Code are distributed to all Supervised Persons who must be aware of potential conflicts of interest and general rules of ethical conduct, which govern all activity by Merk and its Supervised Persons. Merk requires that all Supervised Persons observe the applicable standards of duty and care set forth herein. A Supervised Person may not evade the provisions of the Code by causing another person, including a friend, relative or other, to act or fail to act in a manner in which the Supervised Person is prohibited. Any questions about the Code should be directed to the Chief Compliance Officer (“CCO”) or President of Merk (“President”). The CCO will monitor Supervised Persons activity addressed by the Code to verify that the Code is being followed.

Privacy Statement

Merk recognizes the sensitivity and personal nature of information collected under the Code, and the interests of Supervised Persons in maintaining their privacy regarding this information. Merk’s compliance personnel will take all necessary steps designed to confirm that all reports disclosing personal securities holdings, requests for pre-clearance of transactions and other information filed by Supervised Persons under the Code will be treated as confidential, subject only to the review provided in the Code or forms thereunder and review by the SEC, CFTC, NFA and any other applicable regulators.

II.	Purpose and Application

This Code supersedes all other previous versions of the Code of Ethics and is a codification of standards that is reasonably designed to comply with SEC Final Rule IA-2256, deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	Full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by Merk and other public communications made;
•	Compliance with all applicable governmental or self-regulatory organization rules and regulations;
•	The prompt internal reporting of code violations to an appropriate person or persons identified in this Code;
•	Accountability for adherence to the Code; and
•	A culture of honesty and accountability.

Failure to comply with this Code is a very serious matter and may result in disciplinary action, including, among other things, monetary fines, disgorgement of profits, and suspension or termination of employment.

III.	Definitions

“Advisory Client” shall have the same meaning as set forth in Merk’s Compliance manual, and refers to any client account managed Merk manages the Merk Mutual Funds through Foreside’s Forum Funds (the "Registered Funds"), an exchange-traded product (“ETP”), a domestic privately offered pooled investment vehicle (the “Private Fund”), and separately managed accounts (the “Separate Accounts”

“Access Person” shall have the same meaning as set forth in Rule 204A-1 of the Advisers Act and shall include:

i.	all employees of Merk;
ii.	any other person who provides advice on behalf of the adviser or is subject to Merk’s supervision and control, who have access to non-public information regarding client’s purchase or sale of securities, or non-public information regarding the portfolio holdings of any fund the adviser manages, is involved in making securities recommendations to clients, or has access to such recommendations that are non-public;
iii.	any Supervised Person of Merk who has access to non-public information regarding any clients’ purchase or sale of securities, or information regarding the portfolio holdings of any Fund, or who is involved in making securities recommendations to clients, or who has access to such recommendations that are non-public.

“Affiliate” means any person directly or indirectly controlling, controlled by or under common control with such other group.

“Beneficial Ownership” means, in general and subject to the specific provisions of Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended, having or sharing, directly or indirectly, through any contract arrangement, understanding, relationship, or otherwise, has or shares a direct or indirect “pecuniary interest” in the security.

“Pecuniary interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in securities.

“Indirect pecuniary interest” includes, but is not limited to: (a) securities held by members of the person’s “immediate family” who either reside with, or are financially dependent upon, or whose investments are controlled by, that person; (b) a general partner’s proportionate interest in portfolio securities held by a general or limited partnership; (c) a person’s right to dividends that is separated or separable from the underlying securities (otherwise, a right to dividends alone will not constitute a pecuniary interest in securities); (d) a person’s interest in securities held by a trust; (e) a person’s right to acquire securities through the exercise or conversion of any derivative security, whether or not presently exercisable; and (f) a performance-related fee, other than an asset based fee, received by any broker, dealer, bank, insurance company, investment company, investment manager, trustee, or person or entity performing a similar function, with certain exceptions.

“Merk Fund” means any registered fund, private fund, or exchange-traded product to which Merk provides investment advice.

“Covered Security” means any “security”, as in Section 2(a)(36) of the Investment Advisers Act, except (i) direct obligations of the U.S. Government, (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, (iii) shares issued by money market funds, (iv) shares issued by open-end mutual funds, other than Merk Funds, and interests in qualified state college tuition programs (“529 Plans”). Covered Security is any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

“Watch List Security” means any security or instrument as periodically specified by the CIO. The CIO maintains a list of securities and instruments on a list (the “Watch List”); a new Watch List becomes effective and supersedes any previous Watch List upon dissemination to Access Persons; such dissemination may take place via email by the CIO or a person designated by the CIO. On at least a quarterly basis, the CIO discusses the Watch List with the CCO.

“Discretionary Managed Account” means an account managed on a discretionary basis by a person other than the Supervised Person over which the Supervised Person certifies that he or she has no direct or indirect influence or control over the selection or disposition of securities and no knowledge of transactions, and documentation describing that relationship has been submitted to and approved by the CCO.

“Employment Date” means, for any Access Person, the date on which the employee commenced working for the Company.

“Immediate family” means an individual’s spouse, child, stepchild, grandchild, parent, stepparent, grandparent, siblings, mother-in-law, father-in-law, son-in-law, daughter-in- law, brother-in-law, or sister-in-law and includes adoptive relationships sharing the same household. The term also includes any related or unrelated individual who resides with, or is financially dependent upon, or whose investments are controlled by, or whose financial support is materially contributed to by, the Supervised Person, such as a “significant other.” For purposes of determining whether an Access Person has an “indirect pecuniary interest” in securities, only ownership by “immediate family” members sharing the same household as the Access Person will be presumed to be an “indirect pecuniary interest” of the Access Person, absent special circumstances.

“Initial Public Offering” (“IPO”) means an offering of securities registered under the Securities Act of 1933, the issuer of which immediately before registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

“Insider Trading” means the purchase or sale of securities of a public company while in possession of material, non-public information or communicating such information to others.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Private Placement” means an offering that is exempt from registration under the Securities Act of 1933, as amended, under Sections 4(2) or 4(6), or Rules 504, 505 or 506 thereunder.

“Restricted List” means that listing of securities in which trading by Supervised Persons is generally prohibited or a security where Access Persons may have the potential to obtain material non-public information. Any Watch List Security or Merk Fund may also be included on the Restricted List.

IV.	General Policy

Access Persons must comply with all applicable federal securities laws. As part of this requirement, all supervised persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by an Advisory Client to:

•	employ any device, scheme or artifice to defraud a client for which the Firm serves as an investment adviser;
•	make to the Advisory Client any untrue statement of a material fact to the or to omit to state to the Advisory Client a material fact necessary in order to make the statements made, in light of circumstances under which they are made, not misleading;

•	engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon on and Advisory Client;
•	engage in any manipulative practice with respect to an Advisory Client;
•	engage in any manipulative practice with respect to securities including price manipulation;
•	induce or cause an Advisory Client to take action or to fail to take action, for personal benefit rather than for the benefit of the Advisory Client;
•	use knowledge of portfolio transactions of a Fund for your personal benefit or the personal benefit of others;
•	violate the anti-fraud provisions of the federal or state securities laws.

This Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield Supervised Persons from liability for personal trading or other conduct that violates a fiduciary duty to Advisory Clients.

V.	Fair Dealing

i.	Each Access Person shall act at all times in good faith, responsibly, with honesty and integrity, and with due care, competence and diligence without misrepresenting material facts or allowing such Access Persons independent judgment to be subordinated.

ii.	No Access Person shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of facts or any other unfair dealing, or any other unfair dealing.

iii.	Each Access Person shall at all times proactively promote ethical behavior as a responsible partner among peers in the Access Persons work environment, and shall not tolerate any form of harassment, whether based on race, color, religion, gender, national origin, age, disability, veteran status, pregnancy, or sexual orientation.

VI.	Applicability of the Code

The Code applies to all accounts in which an Access Person has any Beneficial Ownership and to all accounts maintained by or for:

•	Access Person’s spouse or partner and minor children;
•	Any Immediate Family living in the same household as the Access Person;
•	Any accounts over whose purchases sales, or other trading activities the Access Person exercises control or investment discretion;
•	Any persons to whom the Access Person provides primary financial support, and either (i) whose financial affairs the Access Person controls, or (ii) for whom the Access Person provides discretionary advisory services;
•	Any trust or other arrangement of which the Access Person or any member of the Access

Person’s immediate family sharing the same household as the Access Person is a beneficiary; and,

•	Any partnership, corporation, or other entity of which the Access Person is a director, officer or partner or in which the Access Person has a 25% or greater beneficial interest, or in which the Access Person owns a controlling interest or exercises effective control.

VII.	Acknowledgement

Each Supervised Person must certify at the time of becoming an Access Person, annually thereafter and following any amendments, in the form of Exhibit A hereto, that he or she has read and understood, and is subject to and has complied with, the Code of Ethics and the Personal Investment Policy to the extent applicable. The CCO will identify and notify each Access Person that the person is subject to the Code, including the reporting requirements.

VIII.	Conflicts of Interest

Each Supervised Person is under a duty to exercise his or her authority and responsibility for the primary benefit of Merk and its Advisory Clients and may not have outside interests that conflict with the interests of the Firm or its Advisory Clients. Each Access Person must avoid any circumstance that might adversely affect or appear to affect Firm, its Advisory Clients or his or her duty of complete loyalty to Merk in the discharge of his or her responsibilities. This duty includes the protection of Advisory Client, investor and Firm information and Merk’s reputation for trustworthy financial service.

As part of this ongoing responsibility, each Supervised Person has the duty to disclose to Merk any interest that he or she may have in any firm, corporation or business entity that is not affiliated or participating in any joint venture or partnership with the Firm or its Affiliates and that does business with Merk or that otherwise presents a possible conflicts of interest.. Disclosure should be timely so that Merk may take action concerning any possible conflict as it deems appropriate. It is recognized, however, that Merk has or may have business relationships with many organizations and that a relatively small interest in publicly traded securities of an organization does not necessarily give rise to a prohibited conflict of interest. Therefore, the following procedures set forth below been adopted and approved by Merk.

IX.	Notification and/or Approval of Outside Activities

Supervised Persons are required to seek the approval of the Chief Compliance Officer and President to engage in investment related business activities outside the scope of his or her employment with Merk. Furthermore, irrespective of any financial benefit, the following activities require pre-clearance with the Chief Compliance Officer; (i) serving as a director of a publicly-held corporation that is not an Affiliate of Merk, (ii) serving on a board of charities, non-profit organizations/clubs or civic/trade associations, (iii) serving as the director, officer, general partner of a private company. A form of such a request is contained in Exhibit B attached hereto. As set forth in Exhibit B, Supervised Persons will need to provide information about: (i) the nature of the outside business activities; (ii) the name of the organization; (iii) any compensation; and (iv) the time demands of the activities. Authorization will be based on the determination that the outside business activity does not present a conflict with the Firm’s activities.

In the event that approval is given to a Supervised Person to serve as director of a publicly-held corporation, the CCO shall immediately determine whether the corporation in question is to be placed on the Firm’s Restricted List.

Every Supervised Person will also be required to annually update the CCO regarding his or her outside business activities and any relationships with “insiders” of publicly-traded companies. A form of the annual update is provided in Exhibit C to this Code.

Note that Supervised Persons must also disclose/update the activities described above and all other activities that involve some form of financial benefit on the annual update form Exhibit C to this Code.

X.	Doing Business with the Firm

Except as approved by the CCO, Supervised Persons may not have a monetary interest, as principal, co-principal, agent or beneficiary, directly or indirectly, or through any substantial interest in any other corporation or business unit, in any transaction involving Merk, subject to such exceptions as are specifically permitted under law.

XI.	Gifts and Entertainment

To assist all Supervised Persons in avoiding conflicts of interest and to confirm that the Firm and its Supervised Persons comply with applicable regulatory requirements, which may be found in the Advisers Act, FINRA Conduct Rules, and other applicable laws and regulations when Supervised Persons accept or provide gifts and/or entertainment:

Gift

A gift is anything of value that you provide to a third-party (or that a third party provides to you) that does not fall within the definition of entertainment, as set forth immediately below. Examples of gifts include, but are not limited to: flowers sent for a special occasion, fruits and candies sent around the holidays.

Entertainment

Entertainment generally occurs when the provider and the recipient participate in the enjoyment of an activity. Meals, transportation or lodging are considered “entertainment.” For the purposes of this policy, entertainment includes:

•	Any situation in which a Firm Supervised Person accompanies a client or prospective client – or an employee of a client or a prospective client – to, or participates with, any such person in the enjoyment of, any social event, hospitality event, charitable event, sporting event, entertainment event, meal, refreshment, leisure activity or event of like nature or purpose;
•	Any such entertainment provided in connection with a Firm-sponsored educational event, or a business conference or meeting; and

•	Any transportation and/or lodging provided in relation to any Entertainment, as defined immediately above.

Entertainment should be neither so frequent nor so excessive as to raise questions of propriety. Whether activity is excessive will be judged on a case-by-case basis by supervisory personnel. As professionals, all Supervised Persons are expected to use their best judgment in evaluating whether the frequency or magnitude of any entertainment activity is improper.

Distinguishing Between Gifts and Entertainment

To determine whether something constitutes a gift or entertainment, you must evaluate the participation of the individual who provided it. For example, tickets to a ball game given to you by a vendor would be a gift if you and a colleague used them. However, if you went to the game with the vendor to discuss Firm business, this would be classified as entertainment.

Reporting Thresholds and Time Frames

•	Only gifts and entertainment that you provide or receive that exceed $75 in value must be reported.
•	Gifts and entertainment given or received in excess of $250 per individual recipient in any calendar year are prohibited without the express consent of the CCO.
•	Supervised Person that are Registered Representatives of a broker-dealer are required to follow gift and entertainment policies, including dollar value limitations as set forth by the broker-dealer.
•	Supervised Persons should endeavor to report all gift and entertainment activity on at least a quarterly basis.
•	Gifts between Supervised Persons for significant life events (i.e. marriage, birth of a child, etc.) are permissible. No internal reporting is required for such gifts.
•	The reporting, using the form attached as Exhibit D, shall be used to promptly report gifts and entertainment as required above. The completed form should be submitted to the CCO. Gifts and entertainment should be reported promptly, whether given or received. If it is determined by the Firm’s senior executives that the gift or entertainment is inappropriate, you will be notified and it will have to be returned or entertainment reimbursed to provider.

XII.	Inside Information

Supervised Persons may not trade on inside information (i.e., material and non-public information1) or communicate such information to others. Penalties for trading on inside information or communicating such information to others are severe and may include civil injunctions, treble damages, disgorgement of profits and jail sentences.

[1]	Material information generally is that which a reasonable investor would consider significant in making an investment decision. Non-public information generally is information about a company, either positive or negative, that would have a material effect on the stock price of that company once released to the public.

A Supervised Person who believes that he or she is in possession of inside information should contact the CCO immediately. After reviewing the issue, the CCO will advise the Supervised Person as to whether he or she may trade on or communicate the information to others. In addition, a Supervised Person who believes that he or she is in possession of inside information should take appropriate steps to secure such information. For example, files containing inside information should be sealed and access to computer files containing inside information should be restricted.

XIII.	Company Information and Confidentiality

Any information disclosed by each Access Person in performance of his or her duties shall be full, fair, complete, accurate, objective, relevant, timely, understandable, and not misleading. Each Access Person shall share at all times all important and relevant knowledge (a) with Access Persons to whom such Access Person reports, and (b) as in appropriate with persons reporting to such Access Person.

Each Access Person shall maintain at all times the confidentiality of information acquired in the course of his or her work except when authorized by Merk or otherwise legally obligated to disclose. No confidential information acquired in the course of work shall be used by any Access Person for any personal advantage, whether real or perceived. All Access Persons shall comply with all confidentiality policies adopted by Merk from time to time, including but not limited to the Merk Confidentiality Agreement as may be amended or replaced from time to time, and with all confidentiality provisions in agreements to which they or Merk are parties.

Each Access Person shall document and report all business and financial transactions in accordance with the procedures in this Code. No Access Person shall create misleading records or falsify or improperly destroy Firm records.

XIV.	Sanctions

Compliance by Merk Supervised Persons with the provisions of the Code is required. Supervised Persons should be aware that in response to any violation, the Firm shall take whatever action is deemed necessary under the circumstances including, but without limitation, the imposition of appropriate sanctions. These sanctions may include, among others, the reversal of trades, reallocation of trades to Advisory Client accounts, fines, disgorgement of profits, suspension or termination from employment.

XV.	Recordkeeping

Compliance shall maintain all records relating to compliance with the Code, such as pre-clearance requests, gift and entertainment activity, exception reports, other internal memoranda relating to non- compliant transactions, pre-clearance records, records of violations and any actions taken in response to violations of the code, written acknowledgement of receipt of the Code, copies of the Code and the names of Access Persons for a period of seven years.

XVI.	Exceptions to the Code

CCO may grant written exceptions to provisions of the Code in situations which present special circumstances. The exceptions may be granted to individuals or classes of individuals with respect to particular transactions, classes of transactions or all transactions. Exceptions shall be structured to be as narrow as is reasonably practicable with appropriate safeguards designed to prevent abuse of the exception. Notwithstanding the foregoing, however, no exception to a provision of the Code shall be granted where such exception would result in a violation of Rule 204A-1. Any exception granted shall be reported to the Registered Funds CCO who will in turn report to the Board of Trustees at the next regularly scheduled meeting.

XVII.	Personal Investment Policy

In General

The Firm owes an undivided duty of loyalty to its Advisory Clients. Merk also recognizes the need to permit Supervised Persons reasonable freedom with respect to their personal investment activities. It is important to balance these competing interests in an appropriate way that acknowledges the possibility of conflict between these goals and sets forth standards to assure that the primary duty of loyalty to its Advisory Clients is fulfilled.

This policy has been implemented by Merk notwithstanding its belief that securities purchased or sold for Advisory Clients ordinarily trade in a sufficiently broad market to permit transactions by Supervised Persons for their personal accounts without any appreciable impact on the market for such securities and thus no negative impact to our Advisory Clients.

Any questions which arise relating to this policy, should be referred to the CCO. If necessary, any final determination of the administration of this policy will be made by the CCO in consultation with the President and outside General Counsel, as deemed necessary.

It is the responsibility of each Access Person to ensure that a particular securities transaction being considered for his or her personal account is not subject to a restriction contained in this Code or otherwise prohibited by any applicable laws. Personal securities transactions for Access Persons may be effected only in accordance with the provisions herein. Generally,

•	No Access Person may knowingly purchase or sell for any personal account any security, directly or indirectly, in such a way as to adversely affect an Advisory Client’s transactions.
•	No Access Person may directly or indirectly purchase or sell (long or short) for any personal account any shares of a security that is on the Firm’s Restricted List.
•	No Access Person may use his or her knowledge of Advisory Client transactions to cause any personal account to profit from the market effect of such transactions (or give such information to a third person who may so profit, except to the extent necessary to effectuate such Advisory Client transactions).

Initial Public Offerings and Private Placements

No Access Person (or Supervised Persons who are Registered Representatives) may directly or indirectly acquire Beneficial Ownership in any securities in an Initial Public Offering (IPO) of securities, or in Private Placements except with the express written prior approval of the CCO and CIO. Acquisitions of such securities by the CIO require the express written prior approval of the CCO.

Pre-Clearance

Due to the nature of Merk’s investment strategy, generally prior written approval is not required for transactions in a Covered Security, unless otherwise noted above with respect to IPO and Private Placements. Access Persons must request approval to purchase or sell any Watch List Security and any Merk Fund. Access Persons must send a request for pre-clearance of a transaction in an IPO, Private Placement or Merk Fund in any account in which they have Beneficial Ownership to the CCO in advance of the contemplated transaction. Merk may also require that Access Persons request approval prior to engaging in any currency transaction in an account in which they have Beneficial Ownership. Pre-clearance requests must be sent in e-mail or provided in writing, and approvals provided in similar form by the CCO before the transaction is made. Either the President or a Compliance team member other than the CCO shall preview pre-clearance requests, including for IPO, made by the CCO.

Reporting of Transactions in Merk Funds

Reporting of all purchases and sales of shares of Registered Funds, Private Funds or ETPs managed by the Firm must be made on each Employee Initial/Annual Securities Holdings Report and Certification and each Quarterly Report as provided in Exhibit E & Exhibit F, respectively, of the Code. These must be submitted electronically to the CCO or in their absence the President. The CCO shall submit their reports to another member of the Compliance team or to the President.

Exceptions

The restrictions above shall not apply with respect to transactions effected in any account which is managed on a discretionary basis by a person other than the Access Person and with respect to which such Access Person does not, in fact, influence or control such transactions and documentation describing the relationship has been submitted to and approved by the CCO.

XVIII.	Record Keeping and Reporting Requirements

Personal Record Keeping

Each Supervised Person is to maintain records adequate to establish that the individual’s personal investment decisions did not involve a conflict with any applicable requirements of this policy. Generally, such records would include copies of all brokerage confirms statements, if any. If there is any question as to whether a proposed transaction might involve a possible violation, the transaction should be discussed in advance with the Compliance Department.

Reporting Requirements

Statutory

Merk is required under the Advisers Act to keep records of certain transactions in Covered Securities and in Registered Fund or ETP shares in which its Supervised Persons have direct or indirect Beneficial Ownership. Supervised Persons should carefully read the definition of Beneficial Ownership in the Code as it is very broad and includes ownership by certain family members. The CCO shall submit their reporting per this section to another member of the Compliance team or to the President. The following reporting requirements have been adopted to enable Merk to satisfy these requirements:

•	At the time of becoming a Supervised Person, but in no case later than ten (10) days from the Employment Date, every new Supervised Person shall submit to the CCO, a report provided as Exhibit E Employee Initial/Annual Securities Holdings Report and Certification, containing information current as of a date no more than 45 days prior to the date.
•	At the end of each calendar year, but in no case later than January 31st of the following year, every Supervised Person shall submit to Compliance, a report provided as Exhibit E Employee Initial/Annual Securities Holdings Report and Certification, disclosing every security in which that Supervised Person has a direct or indirect Beneficial Ownership interest as of year-end. This information must be current as of a date no more than 45 days before the report is submitted.
•	Every Supervised Person shall report to Compliance, a report provided as Exhibit F Quarterly Report within 30 days after the close of each calendar quarter. The Quarterly Report must reflect all transactions in any Covered Security, except transactions effected through an automatic investment plan, must state that there were no such transactions in the applicable calendar quarter.
•	All reporting must be submitted to Compliance electronically.

Additional Quarterly Reporting

Each Access Person shall file with Compliance, as part of the Quarterly Report, the names and affiliations of immediate family members sharing the Access Person’s household who are employed in the securities or commodities industries and who might be in a position to benefit directly or indirectly from the activities of Merk personnel in the discharge of their duties.

Additional Initial and Annual Certifications

Each new Supervised Person shall file with Compliance using the form in Exhibit A, an initial certification indicating that the Supervised Person has received, read, understood and will comply with the Code of Ethics. Each Supervised Person shall file annually with Compliance using the form in Exhibit A, a certification indicating that the Supervised Person has received, read, understood and complied with the Code for the calendar year.

Duplicate Confirmations

Each Access Person shall arrange for prompt filing by the broker, dealer and bank (where the bank account is used as a brokerage account) with Compliance of duplicate confirmations of all trades of Covered Securities and copies of periodic statements for all securities accounts. The duplicates shall be mailed to Merk, Attention: Compliance Department

New Accounts

Each Access Person shall promptly notify Compliance of any new account opened with a broker, dealer or bank (where the bank account is used as a brokerage account).

Reporting of Code Violations

Each Supervised Person shall promptly notify the CCO of any violation of the Code.

MERK INVESTMENTS LLC

Code of Ethics

Exhibit A

ACKNOWLDGEMENT CERTIFICATION OF COMPLIANCE WITH CODE OF ETHICS AND THE PERSONAL INVESTMENT POLICY

[ ]	I hereby certify that I have received the Merk Investments LLC Code of Ethics adopted pursuant to Rule 204A-1 under the Investment Advisers Act (the “Code”), and the Merk Investments LLC Personal Investment Policy and that I have read and understood the Code and the Policies. I further certify that I will comply and, if this is other than an initial certification, have complied with each of the Code’s and all Policies’ provisions to which I am subject.

(Signature)

Name:

Title/Department:

Date:

COMPLIANCE RECEIPT

Signature:

Name:

Date:

Exhibit B

REQUEST FOR APPROVAL OF OUTSIDE BUSINESS ACTIVITIES

Background

1.	Name of Firm/Description of Proposed Outside Activity: ___________________________________

_____________________________________________________________________________

_____________________________________________________________________________

2.	Will you have a position as an officer or director? [ ] Yes [ ] No

3.	If “yes” to 2 above, will such organization maintain an officer’s and director’s liability policy in addition to any indemnification that you may be otherwise provided by such outside activity (provide details of any and all such coverage/indemnification): ________
_________________________________________________________________________	____
4.	_____________________________________________________________________________

5.	Duties in connection with such activity: ________________________________________________

6.	Estimated amount of time spent on such activity (yearly basis):_______________________________

7.	Will you or any related party receive any economic benefit for your participation in such activity? [ ] Yes [ ] No

If “yes”, description of economic benefit: ______________________________________________

The employee represents that such activity does not violate any law or regulation, will not or does not interfere with his/her responsibilities to the Firm, compete with or conflict with any interest of the Firm. The employee represents that he or she will bring to the attention of the Firm any potential conflicts of interest that arise due to such activity.

(Date)	(Signature)

(Print Name)

COMPLIANCE RECEIPT:

[ ] Request Approved	[ ] Request Denied

Signature:

Name:

Date:

Exhibit C

ANNUAL OUTSIDE ACTIVITY/INSIDER DISCLOSURE STATEMENT

Outside Affiliations

1.	Other businesses in which I am engaged (i.e., take an active role):

Name of Business	Role

Name of Business	Role

2.	Entities by which I am employed or receive compensation:

Name of Entity	Affiliation or Title

Name of Entity	Affiliation or Title

3.	Business organizations in which I am an officer, director, partner or employee:

Name of Entity	Affiliation or Title	Public Company (Yes/No)

4.	Describe interests in any securities, financial or kindred business:

5.	Do you own a significant position in any publicly held company’s securities? Describe:

MERK INVESTMENTS LLC

Code of Ethics

Insider Disclosure

Please indicate below whether you or any member of your immediate family (i.e., parents, mother-in-law, father-in-law, husband, wife, brother, sister, brother-in-law, sister-in-law, son, daughter, son-in-law, daughter-in-law, children who are directly or indirectly dependents) is an executive officer, director or 5% or greater stockholder of a public company.

Name of Family Member	Relationship

Name of Entity	Affiliation or Title

Name of Family Member	Relationship

Name of Entity	Affiliation or Title

I certify and acknowledge that the above statements are true and correct to the best of my knowledge.

(Date)	(Signature)

(Print Name)

COMPLIANCE RECEIPT:

Signature:

Name:

Date:

MERK INVESTMENTS LLC

Code of Ethics

Exhibit D

Gift & Entertainment Policy Reporting Form

Employee Reporting: ____________________	Employee Initials:_______________
Compliance Officer Initials:____________

Please check one:

Provider of Gift?	[ ]
Recipient of Gift?	[ ]

Date	Recipient Name & Title	Items Provided or Received	Approximate Value ($) (of each item)	Business Purpose (meeting, special event, charity, etc.)

MERK INVESTMENTS LLC

Code of Ethics

Exhibit E

INITIAL / ANNUAL SECURITIES HOLDINGS REPORT

Name of Access Person:

Check ONE of the following boxes:

[   ]  This is my INITIAL Holdings Report, date of submission: _________________

[   ]  This is my ANNUAL Holdings Report for the year ending _________________

The following sets forth all of my and related persons’ (i.e. includes spouses, minor children, other family members living in your household, any accounts you have control/trading authority of or the beneficiary of) Personal Accounts and investments. I have also attached to this form my most current statements listing all account holdings and quarterly transactions for the period stated above.

Name on Account	Relation to Access Person	Type of Account / Investment	Account Number	Broker/Dealer or Bank where Account is Held

OR     [   ]     No personal holdings and/or accounts to report.

By signing below, the undersigned Access Person confirms that he/she has complied with this Code Ethics, all Personal Accounts have been disclosed and transactions effected in accordance with the personal trading policy set herein; and further certifies that all information contained in this report is true and correct as of                                .

Signature

COMPLIANCE RECEIPT:

Signature:
Name:
Title:
Date:

MERK INVESTMENTS LLC

Code of Ethics

Exhibit F

QUARTERLY REPORT OF SECURITIES TRANSACTIONS

Statement to Merk Investments by______________________________(print your full name) for the calendar quarter ended________________.

As of the date appearing above, the following are each and every transaction in a Covered Security and Merk Fund in which I have a direct or indirect “Beneficial Ownership” interest (Note: Covered Securities do not include bank certificates of deposit, open-end mutual fund shares, U.S. Government obligations, and 529 Plans). For purposes of this report, the term Beneficial Ownership is very broad and includes, but is not limited to, ownership of securities or securities accounts by or for the benefit of a person, or such person’s “immediate family” sharing the same house-hold, including any account in which the employee Person or family member of that person holds a direct or indirect beneficial interest, retains discretionary investment authority or exercises a power of attorney. The term “immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter- in-law, brother-in-law, or sister-in-law and also includes adoptive relationships and significant others. For a more complete definition of these terms, please consult the Merk Investments Code of Ethics.

This report need not disclose transactions in Covered Securities or Merk Fund in any account over which the employee has no direct influence or control.

PART 1 - ALL SUPERVISED PERSONS:

If no transactions in Covered Securities and Merk Funds occurred, please insert “NONE” here:           .

Name of Security	Amount (No. of Shares or Principal Amount)	Interest Rate/ Maturity Date (if applicable)	Trade Date	Nature of Transaction (Purchase, Sale, Etc.)	Price	Nature of Interest (Direct Ownership, Spouse, Control, etc.)	Firm Through Which Transaction Was Effected

PART 2 - ALL SUPERVISED PERSONS:

If no accounts were opened or closed in the quarter, please insert “NONE” here:               .

Since the prior Quarterly Report, I have opened or closed the following accounts in which any securities (including securities that are not Covered Securities) are held for my direct or indirect benefit:

Firm	Account Name and Number	Date Opened	Opened/Closed

In connection with any purchases or sales of securities for Clients during the quarter, I disclosed to Merk Investments LLC any material interests in my Covered Securities which might reasonably have been expected to involve a conflict with the interests of Clients. In addition, I have disclosed all my Covered Securities and Merk Fund Shares holdings to Merk Investments LLC.

PART 3 - ALL SUPERVISED PERSONS:

If no family member affiliations in the quarter, please insert “NONE” here:             .

The names and affiliations of family members (see above) who are employed in the securities or commodities industries and who might be in a position to benefit directly or indirectly from the activities of Merk Investments personnel in the discharge of their duties are as follows:

Name	Affiliation

Signature

COMPLIANCE RECEIPT

Date:	Signature:
Name: